UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                    Under The Securities Exchange Act of 1934
                               (Amendment No. 2)*

                         The Sabre Group Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    78590510
                               -------------------

                                 (CUSIP Number)


             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                  [x]      Rule 13d-1(b)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP No. 78590510
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             KR Capital Advisors, Inc.
             13-3187794
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

NUMBER OF
SHARES                     5        SOLE VOTING POWER                       None
BENEFICIALLY               -----------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER                     None
EACH                       -----------------------------------------------------
REPORTING                  7        SOLE DISPOSITIVE POWER                  None
PERSON                     -----------------------------------------------------
WITH                       8        SHARED DISPOSITIVE POWER                None
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  None
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.0
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IA

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                       13G

CUSIP No. 78590510
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Edward D. Klein
             ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) /_/
                                                                         (b) /_/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------

NUMBER OF
SHARES                     5        SOLE VOTING POWER                       None
BENEFICIALLY               -----------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER                     None
EACH                       -----------------------------------------------------
REPORTING                  7        SOLE DISPOSITIVE POWER                  None
PERSON                     -----------------------------------------------------
WITH                       8        SHARED DISPOSITIVE POWER                None
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  None
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.0
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IN

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

     (a)   Name of Issuer

           The Sabre Group Holdings, Inc.

     (b)   Address of Issuer's Principal Executive Offices

           4333 Amon Carter Blvd.
           Fort Worth, Texas 76155


Item 2.

     (a)  Name of Person Filing

          KR Capital Advisors, Inc.
          Edward D. Klein

     (b)  Address of Principal Business Office or, if none,
          Residence

          450 Park Avenue
          New York, NY  10022

     (c)  Citizenship

          KR Capital Advisors, Inc. - Delaware
          Edward D. Klein - United States

     (d)  Title of Class of Securities

          Class A Common Stock

     (e)  CUSIP Number

          78590510


Item 3.

     (e) [x] KR Capital Advisors, Inc. is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.   Ownership

As of December 31, 1998:

   (a)    Amount Beneficially Owned

          KR Capital Advisors, Inc. -- 0
          Edward D. Klein -- 0

   (b)    Percent of Class

          KR Capital Advisors, Inc. -- 0.0%
          Edward D. Klein -- 0.0%

          The above percentages are based upon 22,415,800 shares of outstanding Class A Common Stock.

   (c)    Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote

          KR Capital Advisors, Inc. -- None
          Edward D. Klein -- None

          (ii)  shared power to vote or to direct the vote

          KR Capital Advisors, Inc. -- None
          Edward D. Klein -- None

          (iii) sole power to dispose or to direct the disposition of

          KR Capital Advisors, Inc. -- None
          Edward D. Klein -- None

          (iv)  shared power to dispose or to direct the disposition of

          KR Capital Advisors, Inc. -- None
          Edward D. Klein -- None

Item 5.   Ownership of Five Percent or Less of a Class

          [x] KR Capital Advisors, Inc. has ceased to be the deemed beneficial owner of more than five percent of the class of securities. Accordingly, Edward D. Klein no longer may be deemed to be the indirect beneficial owner of more than five percent of the class of securities.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group

          Not Applicable.

Item 9.   Notice of Dissolution of the Group

          Not Applicable.

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                                    SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 11, 1999

                                             KR Capital Advisors, Inc.



                                             By:/s/ Richard Kravitz
                                                -----------------------
                                                Name:  Richard Kravitz
                                                Title: Vice President


                                             /s/ Edward D. Klein
                                             --------------------------
                                             Edward D. Klein